Company Contact:	Investor Relations Contact:	Media Relations:
Senesco Technologies, Inc.	FD	FD
Bruce Galton	Brian Ritchie	Irma Gomez-Dib
Chief Executive Officer	brian.ritchie@fd.com	irma.gomez-dib@fd.com
bgalton@senesco.com	212-850-5600	212-850-5600
(732) 296-8400

SENESCO TECHNOLOGIES INC. ANNOUNCES THE APPOINTMENT OF DR. HARLAN W. WAKSAL, M.D. AS CHAIRMAN OF THE BOARD OF DIRECTORS AND THE ADDITION OF MR. WARREN J. ISABELLE, CFA TO ITS BOARD OF DIRECTORS

NEW BRUNSWICK, N.J. (June 9, 2009) - Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) today announced the appointment, effective June 8, 2009, of its current Board member, Dr. Harlan Waksal, M.D., to serve as Chairman of the Board, succeeding Mr. Rudolf Stalder, who has been the Company’s Chairman since January 2000.   Mr. Stalder will continue serving on the Board and also serve as a member of a newly formed Executive Committee that includes Dr. Harlan Waksal, Mr. Christopher Forbes and Mr. Rudolf Stalder.

Dr. Waksal joined the Board of Senesco in October 2008.  Dr. Waksal is President and sole Proprietor of Waksal Consulting L.L.C. in Montclair, NJ.  From 1984 through July 2003 he was with ImClone Systems Inc., New York, NY, serving most recently as President, Chief Executive Officer and Chief Operating Officer.

Dr. Waksal is a member of the Board of Trustees of Oberlin College Ohio, a member of the Board of Trustees and chair of the New Jersey Region of the American Committee for the Weizmann Institute of Science in New York, and a member of the Board of Trustees of the Montclair Art Museum.

The Board is also pleased to announce, effective June 8, 2009, the appointment of Mr. Warren J. Isabelle, CFA to the Board.  Mr. Isabelle is a founder and principal of Ironwood Investment Management L.L.C., located in Boston, MA.  From 1983-1997 Mr. Isabelle was with Pioneer Management Corporation where he served most recently as Director of Research and Head of U.S. Equities.  Mr. Isabelle also serves as a member of the Public Board and the Investment Committee of the University of Massachusetts Foundation.

Mr. Stalder commented, “With Senesco’s groundbreaking technologies, its research focus on human health and its plans to move diligently into clinical trials with a Multiple Myeloma cancer project, the recent addition of Dr. Waksal to Senesco’s Board gave us a unique opportunity to ask him to take on these new responsibilities as Chairman of the Board.  His experience in this area will best serve our efforts moving forward.  We are very pleased about his acceptance of this significant role.”

Dr. Waksal commented about his new responsibilities, “I am excited to take on this new role in a company that is applying cutting edge science to areas of unmet medical need. The evolving and significant scientific work and the near term possibility of entering human studies make this a particularly promising time for Senesco. I look forward to helping bring this work to fruition through my interaction with management in my new role.”

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate a financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to meet its funding milestones under its financing transaction, the Company’s ability to continue to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.